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                     HERMAN MILLER, INC., AND SUBSIDIARIES

                                   Exhibit 11
             Statement Regarding Computation of Per Share Earnings
                  (Dollars in Thousands Except Per Share Data)


                                                    June 3,             May 28,                May 29,
                                                    1995(b)            1994(c)                 1993(c)
                                                   ---------          ---------               --------

NET INCOME APPLICABLE
TO COMMON SHARES                                 $    4,339 (a)        $ 40,373                $ 22,054
                                                  =========             =======                 =======

Weighted Average Common
Shares Outstanding                               24,720,638          25,080,895              24,962,007

Net Common Shares
Issuable Upon Exercise
of Certain Stock Options                             71,419             173,849                  30,593
                                                 ----------         -----------              ----------

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING AS
ADJUSTED                                         24,792,057          25,254,743              24,992,600
                                                 ==========          ==========              ==========


NET INCOME PER SHARE                              $     .18           $    1.60              $      .88
                                                   ========            ========               =========

Earnings per share on a fully diluted basis are not significantly different from reported primary amounts.

(a) Includes $28.1 million of restructuring and other charges.
(b) Represents a 53-week period.
(c) Represents a 52-week period.




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